Network Communications, Inc. Reports Fiscal Year 2007
Second Quarter Results

Second Quarter
Revenue	$48.6 million
Operating Profit	$4.8 million
Net Loss	$(1.2) million
EBITDA[1]	$11.7 million
LAWRENCEVILLE, GA, October 17, 2006 — Network Communications, Inc. (“NCI”) today reported financial results for the quarter ended September 10, 2006. The Company reported revenues of $48.6 million, up 16.2% from the same period in fiscal year 2006. Operating profit was $4.8 million, an increase of 17.9% compared to the $4.1 million from the same period last year. For the quarter, net loss was $(1.2) million compared to $(0.2) million in the same period last year. EBITDA for the second quarter increased by $1.3 million or 12.8% from $10.4 million in fiscal year 2006 to $11.7 million in fiscal year 2007.
“We are satisfied with our financial performance in the second quarter. We executed on several operating initiatives including further enhancing our online offerings and creating the framework for a national expansion of our home improvement product. During the quarter we continued to pursue our growth strategy by opening ten new markets and completing two tuck-in acquisitions” said Dan McCarthy, Chairman and Chief Executive Officer for Network Communications, Inc.
FINANCIAL HIGHLIGHTS
Fiscal Year 2007 Second Quarter
Revenue: Second quarter revenue was $48.6 million, an increase of 16.2% from revenue of $41.8 million in the same period of fiscal year 2006. Revenue from our resale and new sales product area was $28.8 million, a $3.7 million or 14.8% increase compared to $25.1 million in the same period of fiscal 2006. The increase was the result of ad page volume growth in our established The Real Estate Book (“TREB”), and New Home Finder (“NHF”) markets, the opening of new TREB markets and the contribution of two acquisitions, one made during fiscal 2006 and one completed in fiscal 2007. Rental and leasing product area revenue increased by $0.9 million or 7.1% compared to fiscal year 2006 due to growth in ad pages in our existing Apartment Finder (“AF”), and Mature Living Choices (“MLC”) markets, and the contribution of two apartment publications acquired in fiscal year 2007, partially offset by a year-over-year revenue decline for Black’s Guide of $0.2 million. The remodeling and home improvement product area posted revenue of $6.2 million, an increase of $2.2 million, or 53.5%, compared to the prior year period. The revenue growth was the result of the contribution from the acquisitions of titles in the Atlanta, Arkansas and Las Vegas markets completed throughout fiscal 2006; and the launch of a home improvement title in Washington DC and the acquisition of titles in Dallas and New Hampshire completed in fiscal year 2007. Second quarter revenue, excluding our fiscal 2006 and fiscal 2007 acquisitions, was $45.9 million, an increase of 9.8% compared to fiscal 2006.
Operating Profit: Second quarter 2007 operating profit was $4.8 million, an increase of 17.9% compared to an operating profit of $4.1 million in the same period of fiscal 2006. The revenue growth was partially offset by increases in labor, production and distribution expenses resulting from growth in our existing markets as well as the acquisitions completed during fiscal 2006 and fiscal 2007. The Company also incurred expenses in the second quarter related to annual sales meetings for three of its brands. These same meetings took place in the first quarter of fiscal year 2006.

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Network Communications, Inc. Reports fiscal year 2007 Second Quarter Results—page 2
Depreciation and amortization expense for the second quarter of fiscal 2007 was $6.8 million, an increase of $0.5 million compared to $6.3 million in the same period of fiscal 2006. The increase resulted from the intangibles recorded for our fiscal 2006 and fiscal 2007 acquisitions and the capital investments made during fiscal 2006 and fiscal 2007.
Net Loss: Second quarter net loss was $(1.2) million compared to $(0.2) million in the same period of fiscal year 2006. This year-over-year decline reflects the increase in operating profit offset by an increase of $1.9 million in net interest expense resulting from our refinancing in November 2005.
Discontinued Operations: The Company entered into an asset purchase agreement during the second quarter to sell its Corporate Choices magazine for $0.1 million. The decision to discontinue Corporate Choices is consistent with the Company’s strategy of focusing on brands for which it can build meaningful scale and grow revenue.
EBITDA1: EBITDA for the second quarter was $11.7 million, an increase of $1.3 million, or 12.8%, from the $10.4 million a year ago. Second quarter EBITDA, excluding our fiscal 2006 and fiscal 2007 acquisitions, was $11.3 million, an increase of 8.6% compared to the same period in fiscal 2006.
Cash Flow: Network Communications, Inc. generated $10.0 million in cash from operations during the second quarter compared to a source of $4.0 million in the same period of fiscal year 2006. Cash paid for interest in the second quarter of fiscal year was $0.9 million compared to $4.1 million in fiscal year 2006. Cash capital spending was $0.6 million in the 2007 second quarter, a decrease of $0.3 million from the $0.9 million in cash capital spending during the same period in fiscal 2006. During the second quarter of fiscal 2007, the Company also made $0.9 million in deposits related to a new printing press that is expected to be installed and operational in the second quarter of fiscal year 2008. The Company ended the quarter with a cash balance of $14.9 million.
Network Communications, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands)

	Quarter ended			Six Periods ended
	9/10/06	9/11/05	Change	9/10/06	9/11/05	Change
Revenue	$48,564	$41,798	16.2%	$96,234	$81,551	18.0%

Operating expenses	43,717	37,686	16.0%	86,824	74,427	16.7%

Operating profit	4,847	4,112	17.9%	9,410	7,124	32.1%

Other income (expense), net:
Interest expense, net	(6,504)	(4,641)	40.1%	(12,882)	(8,848)	45.6%
Unrealized (loss)/realized gain on derivatives	(13)	3	—	(5)	3	—
Other income (expense), net	26	(4)	—	16	3	—

Loss from continuing operations before income taxes	(1,644)	(530)	210.2%	(3,461)	(1,718)	101.5%

Income tax benefit	(560)	(346)	61.8%	(1,201)	(858)	40.0%

Net loss from continuing operations	(1,084)	(184)	489.1%	(2,260)	(860)	162.8%

Discontinued operations:
Income/(loss) from discontinued operations net of applicable income tax expense	35	—	—	9	3	—
Loss on disposal of discontinued operations of $205 net of applicable income tax benefit of $84	(121)	—	—	(121)	—	—

Net loss	$(1,170)	$(184)	535.9%	$(2,372)	$(857)	176.8%

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Network Communications Inc. Reports fiscal year 2007 Second Quarter Results—page 3
Network Communications, Inc.
EBITDA1 Reconciliation
(unaudited, in thousands)

	Quarter ended		Six Periods Ended
	9/10/06	9/11/05	9/10/06	9/11/05
Net loss	$(1,170)	$(184)	$(2,372)	(858)

Loss on disposal of discontinued operations	205	—	205	—

Unrealized gain on derivatives	13	(3)	5	(3)

Depreciation	3,392	2,870	6,733	5,705

Amortization	3,395	3,414	6,999	6,726

Interest expense, net	6,504	4,640	12,882	8,849

Income tax benefit [2]	(619)	(346)	(1,279)	(856)

EBITDA[1]	$11,720	$10,391	$23,173	$19,563

[1]	EBITDA is not intended to represent cash flows from operating activities and should not be considered as an alternative to net income as determined in conformity with accounting principles generally accepted in the United States of America. EBITDA as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate EBITDA in an identical manner, and therefore, is not necessarily an accurate measure of comparison between companies.

[2]	Income tax benefit reflects the net of tax expense and tax benefit attributable to continuing operations, discontinued operations and loss on disposal of discontinued operations.
Network Communications, Inc.
Revenue Summary by Area
(unaudited, in thousands)

	Quarter ended			Six Periods ended
	9/10/06	9/11/05	Change	9/10/06	9/11/05	Change
Revenue

Resale and new sales	$28,762	$25,056	14.8%	$57,816	$49,801	16.1%

Rental and leasing	13,619	12,714	7.1%	26,549	24,760	7.2%

Remodeling	6,183	4,028	53.5%	11,869	6,989	69.8%

Total	$48,564	$41,798	16.2%	$96,234	$81,550	18.0%
Conference Call
Network Communications, Inc. will host a conference call discussing its fiscal year 2007 second quarter results on Tuesday, October 17, 2006, at 10:00 a.m. EST. The conference call number is (888) 542-8560 if you are in the U.S., or (706) 634-8024 if you are outside the U.S. The conference ID is 3569136. Please note that a replay of the Earnings Conference Call will be available after the conference call at (800) 642-1687 in the U.S., or (706) 645-9291, if you are outside the U.S. The conference ID is 3569136. The call will be available for 10 days from the date of the call.

Network Communications, Inc. Reports fiscal year 2007 Second Quarter Results—page 4
ABOUT NETWORK COMMUNICATIONS, INC.
Network Communications, Inc. is the leading publisher of printed and online real estate information in North America. The company was acquired by Citigroup Venture Capital Equity Partners in January of 2005. Its magazines are read by over 12 million readers in over 650 markets and deliver more than one million leads to advertisers each month. Network Communications, Inc. assets, The Real Estate Book®, Apartment Finder / Blue Book™, Mature Living Choices®, Black’s Guide®, New Home Finder®, Enclave™, Unique Homes™, Kansas City Homes & Gardens™, Atlanta Homes & Lifestyles, Atlanta Home Improvement, At Home In Arkansas, Relocating In Las Vegas, Colorado Homes & Lifestyles, St. Louis Homes & Lifestyles, Seattle Homes & Lifestyles, and Mountain Living, include publications that millions of readers around the country turn to when looking for the latest information about the real estate and home design markets. Network Communications, Inc. is on a March fiscal year end. Online magazine content can be accessed at www.livingchoices.com. More information about NCI can be found at www.nci.com
Statements in this release and any exhibits hereto which are not purely historical facts, including statements about forecasted financial projections or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Network Communications, Inc. (“the Company”) on the date this release was submitted. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the Company’s revenue being dependent on the residential market for existing and new home sales; significant increases in paper, ink, printing plates or fuel costs; and other changes or events which impact the residential and commercial real estate markets or alter the manner in which consumers access housing related information. More information on potential risks and uncertainties is available in the Company’s recent Rule 144A filing.
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CONTACT: Gerard Parker, 770-962-7220 ext 24234, e-mail: gparker@nci.com